Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 3rd QUARTER 2010 RESULTS; PROVIDES 4th QUARTER, UPDATED 2010 AND INITIAL 2011 OUTLOOK

BOCA RATON, FL, October 28, 2010 — SBA Communications Corporation (Nasdaq:SBAC) (“SBA” or the “Company”) today reported results for the quarter ended September 30, 2010. Highlights of the results include:

•	Third quarter over year earlier period:

•Site leasing revenue growth of 13%

•Tower Cash Flow growth of 14%

•Net loss decreased from $50.2 million to $34.6 million

•Adjusted EBITDA growth of 15%

•Equity Free Cash Flow Per Share growth of 26%

Operating Results

Total revenues in the third quarter of 2010 were $158.6 million compared to $139.3 million in the year earlier period, an increase of 13.9%. Site leasing revenue of $135.7 million was up 12.6% over the year earlier period. Site leasing Segment Operating Profit of $105.4 million was up 14.6% over the year earlier period. Site leasing contributed 97.5% of the Company’s total Segment Operating Profit in the third quarter of 2010. Site development revenues were $23.0 million in the third quarter of 2010 compared to $18.7 million in the year earlier period, a 22.5% increase. Site development Segment Operating Profit Margin was 11.7% in the third quarter of 2010 compared to 11.2% in the year earlier period.

Tower Cash Flow for the third quarter of 2010 was $106.5 million, a 13.8% increase over the year earlier period. Tower Cash Flow Margin for the third quarter of 2010 was 79.4% compared to 78.6% in the year earlier period.

Net loss for the third quarter of 2010 was $34.6 million compared to $50.2 million in the year earlier period. Net loss attributable to SBA Communications Corporation for the third quarter of 2010 was $34.5 million or $(0.30) per share compared to a net loss attributable to SBA Communications Corporation of $50.1 million or $(0.43) per share in the year earlier period.

Adjusted EBITDA in the third quarter of 2010 was $97.7 million compared to $84.9 million in the year earlier period, an increase of 15.1%. Adjusted EBITDA Margin was 62.2% in the third quarter of 2010 compared to 61.6% in the year earlier period.

Net Cash Interest Expense was $37.5 million in the third quarter of 2010 compared to $36.1 million in the year earlier period.

Equity Free Cash Flow for the third quarter of 2010 was $56.8 million compared to $45.9 million in the year earlier period, an increase of 23.5%. Equity Free Cash Flow Per Share was $0.49 for the third quarter of 2010 compared to $0.39 per share in the year earlier period, an increase of 25.6%.

“We produced another strong quarter of results in the third quarter” said Jeffrey A. Stoops, President and CEO. “Activity levels from our carrier customers have increased in the second half of 2010, providing us the foundation for strong 2011 financial results. We expect carrier activity to stay strong through the remainder of this year and all of 2011. Against this backlog of strong leasing demand, we have been actively looking for quality opportunities to grow our tower portfolio both domestically and internationally. We are very excited about the towers we have under contract to purchase. We believe we will be able to continue to identify and consummate additional quality tower acquisitions and we are confident in achieving our goal of a minimum of 5% to 10% portfolio growth in 2011. Given our expectations about strong continued organic growth and another year of material portfolio growth, we are very optimistic about achieving our goal of over 20% growth in equity free cash flow per share in 2011.”

Investing Activities

As of September 30, 2010 SBA owned 8,705 towers, and managed or leased approximately 5,400 actual or potential additional communication sites. During the third quarter of 2010, SBA purchased 86 towers for approximately $52.7 million in cash (exclusive of any working capital adjustments). SBA also built 38 towers during the third quarter of 2010. In addition, the Company spent $11.2 million to purchase land and easements and to extend lease terms with respect to land underlying its towers. Total cash capital expenditures for the third quarter of 2010 were $79.9 million, consisting of $2.7 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $77.2 million of discretionary cash capital expenditures (new tower builds, tower augmentations, tower acquisitions and related earn-outs, and purchasing land and easements).

Subsequent to September 30, 2010, the Company acquired 80 towers and related assets and liabilities from third party sellers for an aggregate consideration of $40.7 million in cash. The Company has agreed to purchase an additional 512 towers for an aggregate amount of $166.1 million. The Company anticipates that these acquisitions will be consummated by the end of the first quarter of 2011.

Financing Activities and Liquidity

SBA ended the third quarter with $3.1 billion of total debt (recorded on the Company’s balance sheet at a discounted carrying value of $2.8 billion), $0.2 billion of cash and cash equivalents, short-term restricted cash and short-term investments and $2.8 billion of Net Debt (as defined below). SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios (as defined below) were 7.2x and 2.6x, respectively. SBA’s $500.0 million Senior Credit Facility is undrawn and fully available.

SBA did not repurchase any shares of its common stock in the third quarter and has remaining authorization to repurchase an additional $151.3 million of its common stock under its current $250.0 million common stock repurchase plan.

Outlook

The Company is providing its fourth quarter 2010 Outlook, updating its Full Year 2010 Outlook, and providing its Full Year 2011 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s Full Year 2011 Outlook is based on the following assumptions: (1) 9% organic leasing revenue growth on owned towers; (2) new tower builds in the U.S. and internationally of 200 to 240 towers in 2011 for the Company’s ownership, (3) the acquisition of only those tower assets under contract at the time of this press release, and (4) no additional stock repurchases. The Company intends to spend additional capital in 2011 on acquiring and building revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2011 guidance.

	Quarter ending December 31, 2010			Full Year 2010			Full Year 2011
	($’s in millions)
Site leasing revenue	$138.1	to	$140.1	$533.5	to	$535.5	$592.0	to	$607.0
Site development revenue	$22.0	to	$24.0	$87.7	to	$89.7	$85.0	to	$95.0
Total revenues	$160.1	to	$164.1	$621.2	to	$625.2	$677.0	to	$702.0
Tower Cash Flow	$108.5	to	$110.5	$419.6	to	$421.6	$464.0	to	$481.0
Adjusted EBITDA	$99.9	to	$101.9	$384.5	to	$386.5	$426.0	to	$444.0
Net cash interest expense(1)	$37.0	to	$38.0	$149.0	to	$150.0	$148.0	to	$152.0
Cash taxes paid	$0.8	to	$1.0	$3.6	to	$3.8	$3.0	to	$5.0
Non-discretionary cash capital expenditures(2)	$2.0	to	$3.0	$9.4	to	$10.4	$9.0	to	$13.0
Equity Free Cash Flow(3)	$57.9	to	$62.1	$220.3	to	$224.5	$256.0	to	$284.0
Discretionary cash capital expenditures(4)	$130.0	to	$140.0	$341.9	to	$351.9	$170.0	to	$190.0

(1)

Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include any impact from the amortization of deferred financing fees or non-cash interest expense.

(2)	Consists of tower maintenance and general corporate capital expenditures.
(3)	Defined as Adjusted EBITDA less net cash interest expense, non-discretionary cash capital expenditures and cash taxes paid.
(4)

Consists of new tower builds, tower augmentations, tower acquisitions and related earn-outs and ground lease purchases. Excludes expenditures for revenue producing assets not under contract at the date of this press release. Full year 2010 excludes the impact of the investment in DAS provider Extenet Systems, Inc.

Conference Call Information

SBA Communications Corporation will host a conference call on Friday, October 29, 2010 at 10:00 A.M. EDT to discuss the quarterly results. The call may be accessed as follows:

When:	Friday, October 29, 2010 at 10:00 A.M. EDT
Dial-in number:	(800) 230-1093
Conference call name:	“SBA Third Quarter Results”
Replay:	October 29, 2010 at 1:00 P.M. through November 11, 2010 at 11:59 P.M.
Number:	(800) 475-6701
Access Code:	173613
Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) customer demand and activity through the end of 2010 and for the full year 2011; (ii) the Company’s financial and operational guidance for the fourth quarter of 2010, full year 2010 and 2011, including its expectations regarding equity free cash flow per share in 2011, and (iii) the Company’s expectations regarding tower acquisitions and tower portfolio growth and its belief that pending acquisitions will close by the end of the first quarter of 2011. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on March 1, 2010. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (3) the impact, if any, of consolidation among wireless service providers; (4) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (5) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for our business; (6) the Company’s ability to acquire land underneath towers on terms that are accretive; (7) the Company’s ability to realize economies of scale from its tower portfolio; (8) the Company’s ability to comply with covenants and the terms of its credit instruments; (9) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular and (10) the continued dependence on towers and outsourced site development services by the wireless carriers. With respect to the Company’s plan for new builds, these factors also include zoning approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build 200 to 240 towers in 2011. With respect to its expectations regarding the ability to close pending tower acquisitions, these factors also include satisfactorily completing due diligence, the ability and willingness of each party to fulfill their respective closing conditions and the availability of cash on hand, borrowing capacity under the senior credit facility or shares of the Company’s Class A common stock to pay the anticipated consideration.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures is presented below under “Non-GAAP Financial Measures.” Please refer to the Company’s Form 8-K filed with the Commission on October 29, 2010 and the Company’s Form 10-K filed with the Commission on March 1, 2010 for the definition of each of these non-GAAP measures and a more detailed explanation of why management believes they are useful in managing the Company.

This press release will be available on our website at www.sbasite.com.

About SBA

SBA is a leading independent owner and operator of wireless communications infrastructure in North and Central America. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts.

For additional information about SBA, please contact Mark DeRussy, Director of Finance, at (561) 226-9531 or visit our website at www.sbasite.com.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share amounts)

(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2010	2009	2010	2009
Revenues:
Site leasing	$135,684	$120,551	$395,390	$353,371
Site development	22,958	18,738	65,732	57,162

Total revenues	158,642	139,289	461,122	410,533

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion and amortization shown below):
Cost of site leasing	30,326	28,645	89,513	83,727
Cost of site development	20,275	16,643	58,118	49,972
Selling, general and administrative (1)	14,417	13,204	43,231	38,440
Acquisition related expenses	3,229	899	6,678	2,646
Depreciation, accretion and amortization	69,727	64,946	206,004	192,850

Total operating expenses	137,974	124,337	403,544	367,635

Operating income	20,668	14,952	57,578	42,898

Other income (expense):
Interest income	112	334	369	917
Interest expense	(37,568)	(36,421)	(112,397)	(93,316)
Non-cash interest expense	(15,089)	(14,035)	(44,736)	(35,427)
Amortization of deferred financing fees	(2,186)	(2,603)	(6,892)	(7,991)
Loss from extinguishment of debt, net	(10)	(12,518)	(49,054)	(4,189)
Other income	217	120	102	89

Total other expense	(54,524)	(65,123)	(212,608)	(139,917)

Loss from operations before provision for income taxes	(33,856)	(50,171)	(155,030)	(97,019)
Provision for income taxes	(719)	(18)	(810)	(490)

Net loss	(34,575)	(50,189)	(155,840)	(97,509)
Net loss attributable to noncontrolling interest	87	80	327	148

Net loss attributable to SBA Communications Corporation	$(34,488)	$(50,109)	$(155,513)	$(97,361)

Net loss per common share attributable to SBA Communications Corporation:
Basic and diluted	$(0.30)	$(0.43)	$(1.34)	$(0.83)

Weighted average number of common shares	114,748	116,686	115,835	117,245

(1)

Includes non-cash compensation of $2,406 and $1,880 for the three months ended September 30, 2010 and 2009, respectively, and $7,674 and $5,734 for the nine months ending September 30, 2010 and 2009, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2010	December 31, 2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$197,236	$161,317
Restricted cash	30,118	30,285
Short-term investments	3,560	5,352
Accounts receivable, net of allowance of $443 and $350 in 2010 and 2009, respectively	19,007	19,644
Other current assets	28,254	20,240

Total current assets	278,175	236,838

Property and equipment, net	1,498,165	1,496,938
Intangible assets, net	1,437,615	1,435,591
Other long-term assets	209,981	144,279

Total assets	$3,423,936	$3,313,646

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt, net	$30,076	$28,648
Accounts payable and accrued expenses	39,536	37,329
Accrued interest	24,671	35,551
Other current liabilities	60,870	57,197

Total current liabilities	155,153	158,725

Long-term liabilities:
Long-term debt, net	2,792,443	2,460,402
Other long-term liabilities	104,413	94,570

Total long-term liabilities	2,896,856	2,554,972

Shareholders’ equity	371,927	599,949

Total liabilities and shareholders’ equity	$3,423,936	$3,313,646

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the three months ended September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(34,575)	$(50,189)
Depreciation, accretion, and amortization	69,727	64,946
Non-cash interest expense	15,089	14,035
Loss from extinguishment of debt, net	10	12,518
Other non-cash items reflected in the Statements of Operations	4,606	4,332
Accrued interest	(7,309)	17,610
Other changes in operating assets and liabilities	(3,301)	(897)

Net cash provided by operating activities	44,247	62,355

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions and related earn-outs	(59,445)	(25,030)
Capital expenditures	(20,470)	(12,473)
Purchase of investments	(1,456)	(2,560)
Sales and maturities of investments	2,920	—
Proceeds from disposition of fixed assets	3	494
Payment of restricted cash related to tower removal obligations	—	(11)

Net cash used in investing activities	(78,448)	(39,580)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from employee stock purchase/stock option plans	5,733	1,159
(Payment) release of restricted cash relating to CMBS Certificates	(2,027)	10,229
Payments of financing fees	(198)	(144)
Proceeds from issuance of senior notes, net of fees paid	—	728,717
Payments on the extinguishment of CMBS Certificates	(10)	(496,672)
Payments and extinguishment of the Optasite Credit Facility	—	(146,117)
Payments on the extinguishment of convertible debt	—	(3,930)
Payments on the Senior Credit Facility	—	(4,403)

Net cash provided by financing activities	3,498	88,839

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(30,703)	111,614
CASH AND CASH EQUIVALENTS:
Beginning of period	227,939	174,229

End of period	$197,236	$285,843

	For the three months ended September 30, 2010	For the nine months ended September 30, 2010
	(in thousands)
SELECTED CAPITAL EXPENDITURE DETAIL:

Tower new build construction	$14,911	$33,552

Operating tower expenditures:
Tower upgrades/augmentations	2,879	6,978
Maintenance/improvement capital expenditures	2,241	5,933

	5,120	12,911

General corporate expenditures	439	1,505

Total capital expenditures	$20,470	$47,968

Non-GAAP Financial Measures

This press release includes disclosures regarding our Site Leasing Segment Operating Profit, Site Development Segment Operating Profit, Tower Cash Flow, Tower Cash Flow Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Equity Free Cash Flow, Equity Free Cash Flow Per Share, Net Debt, Leverage Ratio and Secured Leverage Ratio, which are non-GAAP financial measures. These non-GAAP measures are not intended to be alternative measures of performance as determined in accordance with GAAP. Rather, they are presented as additional information because management believes that they are useful in monitoring the performance of the Company.

Segment Operating Profit and Segment Operating Profit Margin

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Site Leasing Segment		Site Development Segment
	For the three months ended September 30,		For the three months ended September 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Segment revenue	$135,684	$120,551	$22,958	$18,738
Segment cost of revenues (excluding depreciation, accretion and amortization):	(30,326)	(28,645)	(20,275)	(16,643)

Segment operating profit	$105,358	$91,906	$2,683	$2,095

Segment operating profit margin	77.6%	76.2%	11.7%	11.2%

Total Segment Operating Profit is the total of the Segment Operating Profits of the two segments.

Tower Cash Flow and Tower Cash Flow Margin

The tables below set forth the reconciliation of Tower Cash Flow to its most comparable GAAP measurement and the calculation of Tower Cash Flow Margin. Tower Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	For the three months ended September 30,
	2010	2009
	(in thousands)
Site leasing revenue	$135,684	$120,551
Site leasing cost of revenue (excluding depreciation, accretion, and amortization)	(30,326)	(28,645)

Site leasing segment operating profit	105,358	91,906
Non-cash straight-line leasing revenue	(1,531)	(1,412)
Non-cash straight-line ground lease expense	2,698	3,094

Tower Cash Flow	$106,525	$93,588

The calculation of Tower Cash Flow Margin is as follows:

	For the three months ended September 30,
	2010	2009
	(in thousands)
Site leasing revenue	$135,684	$120,551
Non-cash straight-line leasing revenue	(1,531)	(1,412)

Site leasing revenue minus non-cash straight-line leasing revenue	$134,153	$119,139

Tower Cash Flow	$106,525	$93,588

Tower Cash Flow Margin	79.4%	78.6%

Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement. Adjusted EBITDA for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended September 30,
	2010	2009
	(in thousands)
Net loss	$(34,575)	$(50,189)
Interest income	(112)	(334)
Interest expense(1)	54,843	53,059
Depreciation, accretion, and amortization	69,727	64,946
Provision for taxes(2)	1,211	566
Loss from extinguishment of debt, net	10	12,518
Acquisition related expenses	3,229	899
Non-cash compensation	2,453	1,922
Non-cash straight-line leasing revenue	(1,531)	(1,412)
Non-cash straight-line ground lease expense	2,698	3,094
Other income	(217)	(120)

Adjusted EBITDA	$97,736	$84,949

Annualized Adjusted EBITDA (3)	$390,944	$339,796

(1)	Interest expense includes cash interest expense, non-cash interest expense and amortization of deferred financing fees.
(2)

For the three months ended September 30, 2010 and September 30, 2009, these amounts included $492 and $548, respectively, of franchise taxes reflected on the Statements of Operations in selling, general and administrative expenses.

(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months ended September 30,
	2010	2009
	(in thousands)
Total revenues	$158,642	$139,289
Non-cash straight-line leasing revenue	(1,531)	(1,412)

Total revenues minus non-cash straight-line leasing revenue	$157,111	$137,877

Adjusted EBITDA	$97,736	$84,949

Adjusted EBITDA Margin	62.2%	61.6%

Equity Free Cash Flow and Equity Free Cash Flow Per Share

The table below sets forth the reconciliation of Equity Free Cash Flow for the three months ended September 30, 2010 and 2009 and the calculation of Equity Free Cash Flow Per Share for such periods. Equity Free Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	For the three months ended September 30,
	2010	2009
	(in thousands)
Adjusted EBITDA	$97,736	$84,949
Net cash interest expense	(37,456)	(36,087)
Non-discretionary cash capital expenditures	(2,680)	(2,214)
Cash taxes paid	(843)	(708)

Equity Free Cash Flow	$56,757	$45,940

Weighted average number of common shares	114,748	116,686

Equity Free Cash Flow Per Share	$0.49	$0.39

Net Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Debt and Leverage calculations are as follows:

September 30, 2010
(in thousands)
2010-1 Tower Securities	$680,000
2010-2 Tower Securities	550,000

Total secured debt	1,230,000

0.375% Convertible Senior Notes (carrying value of $30,076)	30,403
1.875% Convertible Senior Notes (carrying value of $455,815)	550,000
4.0% Convertible Senior Notes (carrying value of $361,741)	500,000
2016 Senior Notes (carrying value of $372,816)	375,000
2019 Senior Notes (carrying value of $372,071)	375,000

Total unsecured debt	1,830,403

Total debt	$3,060,403

Leverage Ratio

Total debt	$3,060,403
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(230,914)

Net Debt	$2,829,489

Divided by: Annualized Adjusted EBITDA	$390,944

Leverage Ratio	7.2x

Secured Leverage Ratio

Total secured debt	$1,230,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(230,914)

Net Secured Debt	$999,086

Divided by: Annualized Adjusted EBITDA	$390,944

Secured Leverage Ratio	2.6x